September 4, 2014

Cliffs Natural Resources Inc.
200 Public Square
Suite 3300
Cleveland, OH 44114
Attention: Chairman of the Board

Dear Mr. Goncalves:

It is with deep disappointment that I tender my resignation as a director of Cliffs Natural Resources, effective immediately. This is after much reflection and consternation as to what the new direction for Cliffs really is and the Board's ability to shape that direction.

I have been a director of Cliffs for over twelve years and I find that I have a fundamental disagreement with your approach to corporate governance and the lack of director inclusion in decision-making under your leadership. This issue was highlighted at the Board meeting last week when resolutions were presented for approval with no input from the Board, there was an unwillingness to discuss options and bullying of directors who suggested considering other options. Therefore, I have concluded reluctantly that my continued membership on the Cliffs Board would not be productive as I do not believe that the best interests of the Cliffs shareholders is being served.

It is my strong belief that Cliffs was on the right path prior to your election to the Board, with significant experience

in recently added Board members and a new CEO in Gary Halverson with deep mining experience and expertise. With your appointment as CEO, you are now in a position to carry out what I believe is a short-term oriented plan to liquidate Cliffs assets in this very unfavorable pricing environment. Since I do not believe that such an approach is in the best interests of shareholders nor do I believe that I will have any ability to influence that direction, I have made the difficult decision to resign.

I have enjoyed working with the Company, its management and Board members over the last twelve years, and I wish nothing but future success for the Company and its loyal and dedicated employees.

Very truly yours,

Richard K. Riederer

cc: James D Graham
All Directors